Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 28, 2017 (except Note 23, as to which the date is October 16, 2017) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-220785) and related Prospectus of Evoqua Water Technologies Corp. for the registration of 8,333,333 shares of its common stock.

/s/ Ernst & Young LLP

October 18, 2017

Pittsburgh, PA